Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into effective as of the Commencement Date by and between FlexShopper, Inc., a Delaware corporation (the “Company”), and Richard House, Jr. (hereinafter, the “Executive”).

WITNESSETH:

WHEREAS, the Executive is willing to make his services available to the Company and its subsidiaries on the terms and conditions hereinafter set forth.

WHEREAS, Company is engaged in a business that (a) provides durable goods to consumers on a lease-to-own basis through its e-commerce marketplace and payment methods, and also provides lease-to-own platforms to retailers and e-tailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit (the “Lease-to-Own Business”); and (b) provides payment options or financing opportunities at point of sale for consumers, and provides point of sale financing or payment platforms to retailers and e-tailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit (the “Point of Sale Financing Business” and, together with the Lease-to-Own Business, the “Company’s Business”).

WHEREAS, Company desires to retain Executive on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

I. Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” means:

(i) all accrued but unpaid Base Salary through the Termination Date;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii) any accrued but unpaid benefits provided under the Company’s employee benefit plans, including unused vacation time provided for under Section 5(d) hereof, subject to and in accordance with the terms of those plans; and

(iv) any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date.

(b) “Affiliate” when used with respect to any specified Person, shall mean any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person,

(c) “Base Salary” means the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(d) “Beneficial Ownership” shall have the meaning ascribed to such total in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(e) “Board” means the Board of Directors of the Company.

(f) “Bonus” means any bonus payable to the Executive pursuant to Section 4(b) hereof.

(g) “Bonus Period” means each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the fiscal year of the Company.

(h) “Cause” means:

(i) a conviction of the Executive, or a plea of nolo contendere, to a felony or any crime involving moral turpitude;

(ii) (A) willful misconduct or (B) gross negligence by the Executive resulting, in either case, in material economic harm to the Company or any Related Entity;

(iii) a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board of the Company;

(iv) fraud, embezzlement or theft by the Executive against the Company or any Related Entity;

(v) a willful material violation by the Executive of a written policy or procedure of the Company to which Executive was provided notice of, resulting, in any case, in material economic harm to the Company or any Related Entity; or

(vi) a willful material breach by the Executive of this Agreement or a material misrepresentation made hereunder.

For purposes of this Agreement, Cause shall not be deemed to exist (1) unless, following the initial existence of one of the conditions specified in clauses (ii)(A), (iii), (v) or (vi) above, the Company provides the Executive with written notice of the existence of such condition, and the Executive fails to remedy the condition to the reasonable satisfaction of the Company within ten (10) days after the Executive’s receipt of such notice and (2) pursuant to (iv) above in the event of theft of property of a nominal value so long as the Executive remedies the condition, within ten (10) days after the Executive’s receipt of notice from the Company, by compensating the Company or any Related Entity for the loss incurred as a result of such theft.

(i) “Change in Control” means:

(i) Approval by the Board or Shareholders of the Company of a reorganization, merger, consolidation or other form of transaction or series of transactions, in each case, with respect to which persons who were the equity owners of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the equity interests in the Company, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned or otherwise not consummated for any reason, whereupon a Change in Control shall be deemed to have never occurred);

(ii) The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of either (A) more than 50% of the then outstanding equity interests in the Company (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company, or (2) any employee benefit plan of the Company or (B) securities in the Company along with the ability to elect a majority of the members of the Board of Directors of the Company; or

(iii) Any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the Person or Persons) substantially all of the assets of the Company; or

(iv) Any other transaction or series of transactions through which a Person or related Persons obtains Control of the Company.

(j) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Commencement Date” means October 8, 2019.

(m) “Competitive Activity” has the meaning set forth in Section 7(a).

(n) “Confidential Information” has the meaning set forth in Section 7(c).

(o) “Control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

(p) “Disability” means the Executive’s inability, or failure, to perform the essential functions of his or her position, with reasonable accommodation, for any period of ninety (90) days or more in any twelve (12) month period, by reason of any medically determinable physical or mental impairment.

(q) “Equity Awards” means any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity-based awards granted by the Company to the Executive.

(r) “Equity Plan” means the Company’s Restricted Stock Plan, as amended from time to time, and any successor plan thereto.

(s) “Expiration Date” means the date on which the Term of Employment, including any renewals thereof under Section 3(b), shall expire.

(t) “GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

(u) “Good Reason” means the occurrence of any action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of this Agreement, Good Reason shall not be deemed to exist unless following the initial existence of a material breach by Company of this Agreement, the Executive provides the Company with written notice of the basis of the claim for Good Reason within thirty (30) days after the initial existence of the claim for Good Reason, the Company fails to remedy the condition within thirty (30) days after its receipt of such notice, and the Executive’s termination of employment for Good Reason occurs within thirty (30) days after the Company fails to so remedy the condition.

(v) “Governmental Body” means any (i) nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(w) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

(x) “Related Entity” means any Subsidiary of the Company.

(y) “Restricted Period” shall be the Term of Employment and the two (2) year period immediately following termination of the Term of Employment.

(z) “Severance Amount” shall mean $330,000.00 during any Renewal Term and during the Initial Term shall mean the lesser of (i) $330,000.00 and (ii) $1,650,000 less the aggregate Base Salary amount that Executive received from the Company during the Initial Term.

(aa) “Severance Term” means the period beginning on the date on which the Term of Employment ends and ending on the one (1) year anniversary thereof.

(bb) “Subsidiary” means any entity of which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then outstanding securities of such entity entitled to vote generally in the election of directors or managers or in which the Company has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) or more of the assets on liquidation or dissolution.

(cc) “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(dd) “Termination Date” means the date on which the Term of Employment ends.

(cc) “Termination Year Bonus” means Bonus payable under Section 4(b) hereof for the Bonus Period in which the Executive’s employment with the Company terminates for any reason.

2. Employment.

(a) Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chief Executive Officer of the Company and shall have such duties typically associated with such title. The Executive shall faithfully and diligently perform all services consistent with Executive’s position as may be assigned to him by the Board and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall preform his services from the executive office of the Company which is currently located in Boca Raton, Florida. The Executive shall not engage in any other business or occupation during the Term of Employment, including without limitation, any activity that (i) conflicts with the interests of the Company or any Related Entity, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (y) serve on civic or charitable boards or committees, or to serve as a director (or comparable role with a different title) of any of EuroOne and its subsidiaries so long as (A) EuroOne and its subsidiaries are not doing business in the United States, (B) EuroOne and its subsidiaries are not in the same or substantially the same business as any component making up the Company’s Business, (C) such involvement does not interfere with Executive’s duties to the Company or otherwise cause Executive to breach any term or provision of this Agreement and (D) Executive is not compensated for such services (which for the avoidance of doubt does not include payment or reimbursement of business travel and other reasonable business expenses in connection therewith), or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3. Term.

(a) Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on December 31, 2024, unless sooner terminated in accordance with Section 6 hereof (the “Initial Term”).

(b) Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for three successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

4. Compensation.

(a) Base Salary. The Executive shall receive a Base Salary at sthe annual rate of $330,000.00 during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

(b) Bonuses. Commencing with the calendar year beginning January 1, 2020, and for each subsequent full calendar year during the Term of Employment, the Executive shall be entitled to an annual bonus of $70,000.00 providing the Term of Employment continued through the end of such calendar year and the Company has earned EBITDA in accordance with GAAP of at least five (5) million dollars for such applicable calendar year. Annual bonuses which are earned by the Executive for any year shall be paid upon the earlier of: (i) five business days after completion of the Company’s audit of the applicable year or (ii) March 15th of year following the applicable year.

5. Expense Reimbursement and Other Benefits.

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such reasonable rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all authorized reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. On a monthly basis, the Chairman of the Board shall review and approve all of the Executive’s reimbursement requests.

(b) Compensation/Benefit Programs. During the Term of Employment, the Executive shall be provided with health insurance coverage for himself. Coverage will be available, at the Executive’s expense, for his wife and dependent children subject to the provisions of such insurance. Executive shall also be entitled to participate in all any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including, but not limited to, retirement plans, subject to the general eligibility and participation provisions set forth in such plans. Notwithstanding anything to the contrary herein, other than as required by law, the Company shall be free to amend, modify, discontinue, terminate or otherwise change or eliminate on a Company-wide basis any and all benefit programs in its sole discretion.

(c) Equity Awards. Effective as of the Commencement Date, the Company hereby grants to the Executive an option to acquire 350,000 shares of the Company’s Common Stock (the “Initial Option”), as adjusted to the extent the number of shares of the Company’s common stock adjusts as a result of any stock splits, recapitalizations, combinations or other similar transactions affecting the Company’s common stock prior to termination or exercise without a corresponding increase in the value of the Company (for the avoidance of doubt, adjustments are not meant to protect against dilution that would occur upon the issuance of additional shares of Company capital stock whether, for example, by reason of grants of equity compensation to third parties or as a result of the sale of additional shares of capital stock). The option shares under the Initial Option shall vest at the rate of 20% each year commencing December 31, 2020 and 20% on the last day of each year thereafter during the Term of Employment; providing, however, if there is a (i) Change of Control during the Term of Employment or (ii) the Term of Employment ends for any reason other than (A) due to a termination by the Executive without Good Reason or (B) a termination by the Company with Cause, then all unvested Initial Options shall immediately vest. Once vested, the options can be exercised to acquire shares in whole or in part, from time to time, during the Term of Employment and for a period of 6 months after the earlier to occur of (i) the termination of Executive’s Term of Employment (for whatever reason other than Cause) or (ii) the closing of the Change in Control event. Options not exercised within such 6-month period shall immediately terminate. The purchase price for each share acquired upon exercise of the Initial Option shall be set forth in the option grant agreement equal to the closing share price on the date of grant and be paid in full at the time of exercise.

Commencing with the calendar year 2020 Executive shall be awarded options at the beginning of each year to acquire the following shares:

2020	200,000 shares

2021	225,000 shares

2022	250,000 shares

2023	275,000 shares

2024	300,000 shares

(the “Performance Options”), as adjusted to the extent the number of shares of the Company’s common stock adjusts as a result of any stock splits, recapitalizations, combinations or other similar transactions affecting the Company’s common stock prior to termination or exercise without a corresponding increase in the value of the Company (for the avoidance of doubt, adjustments are not meant to protect against dilution that would occur upon the issuance of additional shares of Company capital stock whether, for example, by reason of grants of equity compensation to third parties or as a result of the sale of additional shares of capital stock).. Each Award for Performance Options shall be in the form of the Award Agreement attached as Exhibit A hereto and made a part hereof. The Performance Options for each year shall vest if the Company meets its net income target for the year of the Award Agreement and either (i) the Term of Employment continues through such year or (ii) the Term of Employment ends prior to the end of such year for any reason other than due to (A) a termination by the Executive without Good Reason or (B) a termination by the Company for Cause. The net income target for each Award Agreement for Performance Options shall be determined by the Board at the time each such Award Agreement is issued. Once vested, the Performance Options can be exercised to acquire shares in whole or in part, from time to time, during the Term of Employment and for a period of 6 months after the earlier to occur of (i) the termination of Executive’s Term of Employment (for whatever reason) or (ii) the closing of the Change in Control event. Performance Options not vested in accordance with the above shall never vest and they shall terminate. The purchase price for each share under an Award Agreement for Performance Options shall be equal to the closing share price on the day immediately preceding the date which the Award Agreement is issued. The purchase price for each share under vested Performance Options shall be paid in full at the time of exercise. If there is a Change of Control during the term of Employment all unvested Performance Options for that year shall be deemed to vest.

Executive agrees that the Initial Options and Performance Options are not transferable to any other Person (but to the extent they are vested as of the date of, or otherwise as a result of, death or disability of Executive, they may be exercised in accordance with the terms of this Agreement and any applicable Award Agreement and otherwise enforced by the Executive’s estate, personal representative or other Person with legal authority as applicable in the event of death or disability of the Executive). Other than as set forth in Section 6(1) of this Agreement, Executive agrees he shall be solely responsible for payment of any and all income taxes on the award or exercise of any of the Initial Options and Performance Options, and he agrees to indemnify and hold the Company harmless form any and all liabilities and expenses with respect thereto.

The Executive understands that, unless the Company files a prospectus supplement to its registration statement on Form S-8 covering the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan in regard to the resale of the option shares, then, upon issuance of such shares following exercise of the Performance Options, the certificates evidencing the option shares received by the Executive shall bear a customary Securities Act restrictive legend.

(d) Other Benefits. Commencing with the calendar year 2020, the Executive shall be entitled to paid vacation each calendar year during the Term of Employment in accordance with the Company’s current practices for its executives, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year shall be not carried forward into any succeeding calendar year unless Company’s current practices for its executives provide otherwise.

(e) Indemnification. During the Term of Employment and thereafter, the Company agrees to indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with an Related Entity, and to promptly advance to Executive or Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an enforceable undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company. During the Term of Employment and for at least six (6) years thereafter, the Company also shall provide, at its expense, Executive with coverage under its directors’ and officers’ liability policy on terms no less favorable than it currently provides such coverage to its other executive officers. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification (except to the extent such failure materially and adversely affected Company’s ability to defend/dispute the matter). The Company shall be entitled to assume the defense of any such proceeding with counsel reasonably approved by Executive (as limited by any insurance policy coverage that may be involved and provides otherwise) and Executive will use his best efforts, at the expense of the Company, to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation by counsel selected by Executive and reasonably approved by the Company, which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation, in each case to the extent consistent with Executive’s separate defense and applicable ethical obligations and other law. Such separate representation shall be at the Company’s expense upon receipt of an enforceable undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company. This Section 5(e) shall continue in effect after the termination of the Term of Employment. For the avoidance of doubt, Executive shall not be entitled to indemnification pursuant to this Section 5(e) to the extent the matter giving rise to the claim for indemnification was a result of gross negligence on the part of Executive (to extent such act would not be covered by applicable insurance), a criminal act or other willful violation of any law on the part of Executive or any action taken by Executive in direct contrast to the Board’s instructions (provided such instructions would not cause Executive or the Company to violate any law applicable to the Company or Executive).

6. Termination.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason or (v) expiration of the Term of Employment. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries. For the avoidance of doubt, the subsections below regarding payments to the Executive upon termination of employment shall not be construed to define or limit the provisions of this Agreement relating to the vesting or exercise of Equity Awards to the Executive or other rights of the Executive under this Agreement.

(b) Termination By Company for Cause. The Company shall at all times have the right, by and through the Board at a duly called meeting (to which the Executive shall be invited to attend) upon written notice to the Executive, to terminate the Term of Employment for Cause. For the purposes of this Section 6(b), the Executive acknowledges that the Board, in contrast to any other officer or executive of the Company, has the authority to make a good faith determination of Cause under this Agreement and such determination shall constitute a corporate act of the Company. In the event that the Term of Employment is terminated by the Company for Cause, Executive shall be entitled only to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended or, if payment is required sooner in accordance with applicable law, in accordance with applicable law. For the avoidance of doubt, nothing in this subsection or otherwise in this Agreement shall be deemed to limit the Executive’s rights to dispute any termination for Cause, or the Executive’s rights under Section 12 or otherwise under this Agreement, available under applicable law or at equity.

(c) Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time after the Executive is determined to be suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended or, if payment is required sooner in accordance with applicable law, in accordance with applicable law.

(d) Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended or, if payment is required sooner in accordance with applicable law, in accordance with applicable law.

(e) Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive setting forth the effective date of such termination. In the event that the Term of Employment is terminated by the Company without Cause (other than, for the avoidance of doubt, due to the Executive’s Disability or expiration of the Term of Employment) the Executive shall be entitled to: (i) the Accrued Obligations, payable as and when those amounts would have been payable had the Term of Employment not ended or, if payment is required sooner in accordance with applicable law, in accordance with applicable law; and (ii) the Severance Amount, payable in equal monthly installments over the Severance Term;

(f) Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason upon written notice to the Company. In the event that the Term of Employment is terminated by Executive for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g) Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason; provided, however, that the Company will still be obligated to pay Executive the Accrued Obligations through such notice period provided by Executive.

(h) Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations.

(i) Release. Any payments due to Executive under this Article 6 (other than the Accrued Obligations or any payments due on account of the Executive’s death) shall be conditioned upon Executive’s execution of a general release of claims in the form attached hereto as Exhibit B (subject to such modifications as the Company reasonably may request) that becomes irrevocable within thirty (30) days after the Termination Date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not “deferred compensation” for purposes of Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.

(ii) To the extent any such cash payment or continuing benefit to be provided is “deferred compensation” for purposes of Section 409A of the Code, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.

The Company may provide, in its sole discretion that Executive may continue to participate in any benefits, i.e. Section 5(b) benefits, delayed pursuant to this Section 6 during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 5(i), the Company shall reimburse the Executive the Company’s share of the cost of such benefits, to the extent that such costs otherwise would have been paid by the Company or to the extent that such benefits otherwise would have been provided by the Company at no cost to the Executive, in each case had such benefits commenced immediately upon the Executive’s Termination Date. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(i) Cooperation. Following the Term of Employment, the Executive shall give reasonable assistance and cooperation, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. Except to the extent prohibited by law (in which case, the Executive may reasonably limit his cooperation under this section), the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses {which shall include but not be limited to the Executive’s reasonable attorneys’ fees in connection therewith) and (ii) the Executive shall be reasonably compensated at a rate of $150 per hour for any services as required under this Section 6(j), but not including any time spent related to any subpoena issued by any Person (other than Company) which Executive would otherwise be legally compelled to comply. Each party agrees not to disparage the other during the Term of Employment or after, not to be construed as limiting each other’s rights to pursue rights or remedies, give truthful testimony or otherwise comply with applicable law.

(k) Return of Company Property. Following the Termination Date, the Executive or his personal representative shall return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, phone and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) belonging to the Company and related to the Company’s Business, its customers and clients or prospective customers and clients, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof), where or not containing any Confidential Information, provided, however, that the Executive may retain, subject to the requirements of Section 7(c), a copy of any such documentation or information to the extent required under applicable law or to comply with the Executive’s obligations under Section 7(c).

(1) Compliance with Section 409A.

(i) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(ii) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii) 6 Month Delay for Specified Employees.

(A) If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(B) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(iv) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(v) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi) Taxable Reimbursements and In-Kind Benefits.

(A) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vii) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(m) Clawback of Certain Compensation and Benefits. If, after the termination of the Executive’s employment with the Company for any reason, the Executive breaches any of the provisions of Section 7 (a), (b), (c), or (d) as determined by a court of competent jurisdiction, then, in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the Termination Date and the Executive also shall be subject to the following provisions:

(i) the Executive shall be required to pay to the Company, immediately upon written demand by the Board, (1) all amounts paid to him as severance by the Company, whether or not pursuant to this Agreement, on or after the Termination Date and (2) all other amounts paid to him by the Company, whether or not pursuant to this Agreement, on or after the date of the Executive’s breach of Section 7 (a), (b), (c), or (d), including, in each case, the pre-tax cost to the Company of any benefits that are in excess of the total amount that the Company would have been required to pay to the Executive if the Executive’s employment with the Company had been terminated by the Company for Cause in accordance with Section 6(b) above;

(ii) all vested and ‘unvested Equity Awards then held by the Executive shall immediately expire.

7. Restrictive Covenants.

(a) Non-competition.

(i) During the Term of Employment and at all times during the Restricted Period, other than with respect to the Company itself and any Related Entity, the Executive shall not within the United States, directly or indirectly (whether as a principal, agent, partner, employee, officer, investor, lender, owner, consultant, board member, security holder or otherwise) engage in any Competitive Activity. For purposes herein, “Competitive Activity” means:

(1) owning any interest in any operation or entity that is engaged in the Company’s Business or any future business operations that may be established by the Company or any Related Entity while Executive is employed by the Company, except as and to the extent expressly set forth herein or approved by the Board in writing; and/or

(2) engaging in franchising, operating, managing, being employed by, consulting for or serving on the board of directors or other comparable governing body of any business operation that is engaged in the Company’s Business or any future business operations that may be established by the Company or any Related Entity while Executive is employed by the Company, except to the extent expressly set forth herein or approved by the Board in writing.

(ii) Notwithstanding anything set forth in subsection 7(a)(i) to the contrary, Executive shall be entitled to serve as a director (or comparable role with a different title) of EuroOne and its subsidiaries so long as (A) EuroOne and its subsidiaries are not doing business in the United States, (B) EuroOne and its subsidiaries are not in the same or substantially the same business as any component making up the Company’s Business, (C) such involvement does not interfere with Executive’s duties to the Company or otherwise cause Executive to breach any term or provision of this Agreement and (D) Executive is not compensated for such services (which for the avoidance of doubt does not include payment or reimbursement of business travel and other reasonable business expenses in connection therewith). Additionally, the provisions of Section 7(a)(i) shall not apply to the Executive’s direct or indirect ownership of stock of the Company, or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such corporation. Moreover, for the avoidance of doubt, the term “Company’s Business” does not include any extensions to business lines or other changes occurring after the termination of this Agreement. In all events, nothing in subsection 7(a)(i) shall preclude Executive, after the Term of Employment, from owning, operating, managing, being employed by, consulting for or serving on the board of directors or other comparable governing body of any business operation that is engaged in business as a credit card company.

(b) Nonsolicitation of Employees and Certain Other Third Parties. During the Term of Employment and at all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (other than, during the Term of Employment, the Company, any Related Entity or other Person in connection with Executive’s duties on behalf of the Company): (i) employ or attempt to employ or enter into any contractual arrangement for services with any employee of the Company or any Related Entity (provided that the foregoing shall not prohibit general solicitations that may reach any such employee or other inadvertent solicitations, communications or discussions with or relating to any such employee so long as the Executive reasonably promptly ceases any further such solicitations, communications or discussions upon then gaining actual awareness that such employee is covered by this Section and does not actually employ or enter into a contractual arrangement for services with such employee) and/or (ii) persuade or encourage or attempt to persuade or encourage any Persons with whom the Company or any Related Entity does business or has some business relationship to reduce the amount of business, cease doing business or terminate its business relationship with the Company or any Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Related Entity (provided that, for the avoidance of doubt, the foregoing shall not be deemed to prohibit the solicitation and hiring of, or other communications or business relations with, suppliers, customers, clients, distributors, contractors, funding sources, lenders or agents of the Company or other Persons with whom the Company or any Related Entity does business or has some business relationship with the Company or any Related Entity so long as it not done with the actual knowledge, purpose and intent to have such Person reduce the amount or type business, cease doing business, or to terminate its business relationship with the Company or any Related Entity or to engage in any Competitive Activity on its own or with any competitor of the Company or any Related Entity).

(c) Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or any Related Entity or for the benefit of any other person or persons other than the Company and the Related Entities, or misuse in any way, any Confidential Information. For purposes herein, “Confidential Information” means and includes: all trade secrets and information not generally or publicly known about the Company and/or any Related Entity or the business of the Company and/or its Related Entities, including, but not limited to, inventions, ideas, designs, computer programs, circuits, schematics, formulas, formulations, recipes, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, methods of manufacturing, know-how, data, financial information, condition and forecasts, prospects, technology, customers, suppliers, sources of leads and methods of doing business, product plans, marketing plans and strategies, business plans, price lists, customer lists, and contractual obligations and terms thereof, data, documentation and other information, in whatever form disclosed, relating to the Company and/or its Related Entities, including information conceived, originated, discovered or developed by the Executive during the Term of Employment (and which relate to the Company’s Business to the extent conceived, originated, discovered and/or developed by Executive) and information not generally or publicly known about the Company and/or any Related Entity acquired by the Company and/or any Related Entity from others prior to the date hereof and thereafter through termination of this Agreement; provided however that Confidential Information does not include any information or other materials or items described above which: (i) is or hereafter becomes known by the general public (other than as a result of disclosure by the Executive in breach of any confidentiality obligations hereunder or otherwise owed to the Company or any Related Entity); (ii) is disclosed to the Executive by a third party after the termination of this Agreement without restriction on disclosure and without Executive’s actual knowledge that such disclosure constituted a breach of any nondisclosure obligation to the Company or any Related Entity, (iii) is disclosed by the Company or any Related Entity to a third party without any restrictions on disclosure, or (iv) was known to the Executive prior to the date Executive entered into a Confidentiality Agreement with the Company. For the avoidance of doubt, the term “Company’s Business” does not include any extensions to business lines or other changes occurring after the termination of this Agreement.

Any and all Confidential Information shall be deemed a valuable, special and unique asset of the Company and its Related Entities that is received by the Executive in confidence. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law. If any Person or Governmental Body makes a demand on the Executive purporting to legally compel him to divulge any Confidential Information, if legally permissible, the Executive shall, within five (5) business days, give notice of the demand to the Company so that the Company may first assess whether to challenge the demand prior to the Executive’s divulging of such Confidential Information; provided that the failure to give notice within such time frame shall not be a breach of this Agreement except to the extent such failure materially and adversely affected Company’s ability to defend/challenge the demand). If legally permissible and so long as the Executive would not be liable for contempt or suffer other censure or penalty, Executive shall not divulge such Confidential Information until the Company either has concluded not to challenge the demand, or has exhausted its challenge, including appeals, if any.

(d) Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith, in each case to the extent conceived, invented, made, developed or created by the Executive during the Term of Employment which are related in any manner to the business (commercial or experimental) of the Company or its Related Entities (collectively, the “Work Product”) shall belong exclusively to the Company and its Related Entities and shall, to the extent possible, be considered a work made by the Executive for hire for the Company and its Related Entities within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company and its Related Entities, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further upon request by the Company: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company or its assignee, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.

(e) Books and Records. All books, records, and accounts of the Company or its Related Entities, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and its Related Entities and subject to return to the Company in accordance with Section 6(k) of this Agreement.

(f) Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are reasonably necessary to protect the legitimate business interests of the Company and its Related Entities, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 7, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities. The Executive acknowledges and confirms that his special knowledge of the business of the Company and its Related Entities is such as would cause the Company and its Related Entities serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company or its Related Entities in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns and that the existence of any claim or cause of action against the Company or its Related Entities, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 7 (other than subsection (a) solely with respect to any claim or cause of action of Executive against the Company predicated upon this Agreement and/or any Award Agreement entered into in furtherance of this Agreement).

(g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

(h) Extension of Time. If the Executive shall be in violation of any provision of this Section 7, then the time limitation set forth in this Section 7 as to such provision shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company or any of its Related Entity seeks injunctive relief from such violation in any court, then the applicable covenant shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(1) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, and its Related Entities, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges and expressly agrees that the Company and its Related Entities shall be entitled to the extent available under applicable law, without the need for posting a bond or other security or proving special damages, to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Executive and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess including, but not limited to such damages as are provided at law or in equity.

8. Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a) The Executive’s employment as described herein will not conflict with or result in his breach of any agreement to which he is a party and bound;

(b) The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is bound; and

(c) In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer;

(d) Reserved; and

(e) The Executive has not (i) been convicted of any felony; or (ii) committed any criminal act with respect to Executive’s current or any prior employment, or (iii) violated any State or Federal securities laws.

9. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

10. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto (including the issuance of Performance Options), but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.

12. Mediation, Arbitration and Waiver of Jury Trial. The Company and the Executive agree that the procedure set forth below shall be the sole and exclusive method for resolving and remedying claims arising out of the provisions this Agreement, except that this Section 12 shall not prevent the Company from seeking equitable remedies in accordance with Sections 7:

(a) Prior to any party hereto commencing arbitration in accordance with this Section 12, such party shall provide notice of a dispute and such claim to the other party and the parties will consult with each other in a good faith effort to resolve the claim for a period of thirty (30) days after delivery of such notice, after which the claiming party may commence arbitration in accordance with this Agreement. During the aforementioned 30-day period, either party may request that the parties submit to non-binding mediation during such 30-day period, which nonbinding mediation shall be conducted by a mediator mutually agreeable to the parties to the claim.

(b) Following the 30 day period above, any controversy or claim (including, without limitation, whether any controversy or claim is subject to arbitration) arising out of or relating to this Agreement and the transactions contemplated hereby, shall be settled by binding arbitration under the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (the “AAA”), and shall be held in Broward County, Florida. To the extent that mediation took place as provided above, the parties agree to use the mediator in such arbitration proceeding.

(c) In any arbitration proceeding, the following limitations on the form and volume of written discovery and oral depositions that each side may conduct in preparation for the arbitration proceeding shall apply: (i) each side shall be permitted no more than 20 hours in oral depositions to examine and cross-examine (A) parties to the arbitration on the opposing side, (B) experts designated by those parties to the arbitration and (C) persons who are subject to those parties’ control, and (ii) each party to the arbitration shall be limited to 25 written interrogatories, excluding interrogatories asking a party to the arbitration only to identify or authenticate specific documents); provided, however, that the arbitration panel (as determined below) shall specify all other matters regarding the conduct of such written discovery and oral depositions.

(d) Any dispute submitted for arbitration shall be administered by the AAA, according to the following procedures. The party or parties submitting (“Submitting Party”) the intention to arbitrate (the “Submission”) shall submit the Submission to the other party or parties (the “Answering Party”) and to an arbitrator mutually acceptable to the parties, or, if the parties cannot agree on an arbitrator, each party shall choose an arbitrator and those two arbitrators shall choose a third arbitrator who shall serve as the sole arbitrator. The parties agree that they shall consent to an expedited proceeding under the Rules, to the full extent the AAA can accommodate such a request.

(e) The ruling of the arbitrator shall be binding and conclusive upon all parties hereto any other person or entity with an interest in the matter.

(f) The arbitration provision set forth herein shall be a complete defense to any suit, action or other proceeding instituted in any court regarding any controversy or claim (including, without limitation, whether any controversy or claim is subject to arbitration) arising out of or relating to this Agreement, or the breach thereof (whether, in any case, involving (i) a party hereto, (ii) their transferees or (iii) such party’s or transferee’s affiliates, shareholders, directors, officers, partners, members, managers, employees, representatives or agents); provided, however, that (A) any of the parties to the arbitration may request a court in the State of Florida to provide interim injunctive relief in aid of arbitration hereunder or to prevent a violation of this Agreement pending arbitration hereunder (and any such request shall not be deemed a waiver of the obligations to arbitrate set forth herein), (B) any ruling on the award rendered by the arbitration panel, as the case may be, may be entered as a final judgment in (and only in) a court in the State of Florida (and each of the parties hereto irrevocably submits to the jurisdiction of such court for such purposes) and (C) application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any such final judgment and the entry of whatever orders are necessary for such enforcement. In any proceeding with respect hereto, all direct, reasonable and out-of-pocket costs and expenses (including, without limitation, AAA administration fees, arbitrator fees, expert witness fees, and attorneys’ fees) incurred by the parties to the proceeding shall, at the conclusion of the proceeding, be paid by the substantially prevailing party as determined by the arbitrator.

13. Entire Agreement. This Agreement and the Award Agreements when issued, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6 and the Executive’s obligations under Section 7 above, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission or a nationally recognized overnight delivery service such as FedEx, in each case addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 901 Yamato Rd., Suite 260, Boca Raton, FL 33431 Attention: Board of Directors, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, with a copy to Gary Freed, Esq., Freed Grant LLC, 101 Marietta Street, Suite 3600, Atlanta, GA 30303, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. Damages; Attorney’s Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-substantially prevailing party shall pay all reasonable costs and attorneys’ fees of the other unless determined otherwise by an arbitrator.

21. Waiver of Jury Trial. Each of the parties hereby knowingly, voluntarily and intentionally waives any right that it or he may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

22. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the Related Entities, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

[Signature page to follow]

The undersigned have executed this Agreement, to be effective upon the Commencement Date.

COMPANY

FlexShopper, Inc., a Delaware corporation

By:	/s/ Howard Dvorkin
Name:	Howard Dvorkin
Title:	Chairman of the Board

EXECUTIVE:

/s/ Richard House, Jr.
Richard House, Jr.

EXHIBIT A

AWARD AGREEMENT

FLEXSHOPPER, INC.

AWARD AGREEMENT

THIS FLEXSHOPPER, Inc. AWARD AGREEMENT (the “Agreement”) is made as of       , 20    , by and between FLEXSHOPPER, Inc., a Delaware corporation (the “Company”), and Richard House, Jr. (the “Recipient”).

The Company and Recipient are parties to an Employment Agreement dated September     2019 (the “Employment Agreement”). All capitalized terms used herein that are not otherwise defined herein shall have the meaning prescribed to them in the Employment Agreement.

Pursuant to the Employment Agreement The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to provide incentive to the Recipient to remain with the Company and its Related Entities by making this grant of Performance Stock Options, as defined below, in accordance with the terms of this Agreement and the Employment Agreement.

1. Award of Option. The Board hereby grants a stock option, as of January 1, 20___ (the “Date of Grant”), for the benefit of the Recipient, for the right to acquire_____________shares of the Company (the “Performance Option”), as adjusted to the extent the number of shares of the Company’s common stock adjusts as a result of any stock splits, recapitalizations, combinations or other similar transactions affecting the Company’s common stock prior to termination or exercise without a corresponding increase in the value of the Company (for the avoidance of doubt, adjustments are not meant to protect against dilution that would occur upon the issuance of additional shares of Company capital stock whether, for example, by reason of grants of equity compensation to third parties or as a result of the sale of additional shares of capital stock). The Performance Option being issued under this Agreement shall be subject to all provisions and restrictions set forth in this Agreement and the Employment Agreement.

2. Vesting of Option Rights.

(a) Except as otherwise provided in Sections 2(b) hereof, the Option shall only vest and be exercisable provided that the Company realizes net income computed in accordance with GAAP of $_______________for its current calendar year and either (i) Recipient continues to provide services to the Company (and/or any Relate Entity) through December 31st of the current calendar year or (ii) Recipient’s employment with the Company (and/or any Relate Entity) ends prior to the end of such year for any reason other than due to (A) a termination by Recipient without “Good Reason” or (B) a termination by the Company for “Cause.”

Except as otherwise specifically provided in this Agreement or in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to December 31st of the current calendar year.

(b) Acceleration Events. Notwithstanding any other provisions of this Agreement, in the event of a “Change in Control” during the current calendar year or Recipient’s employment terminates during the current calendar year for any reason other than (i) due to a termination by Recipient without “Good Reason” or (ii) a termination by the Company with “Cause,” the Performance Option subject to this Agreement shall immediately vest as of the date of the Change in Control or termination of employment, as applicable.

3. Forfeiture Events. If the Recipient’s employment with the Company is terminated by Recipient without Good Reason before the Performance Option is vested or by the Company at any time for Cause, all rights hereunder shall be forfeited immediately upon such termination and revert back to the Company without any payment to the Recipient.

4. Transferability. The rights under this Performance Option are not transferable (but to the extent they are vested as of the date of, or otherwise as a result of, death or disability of Recipient, they may be exercised in accordance with the terms of this Agreement and otherwise enforced by the Executive’s estate, personal representative or other Person with legal authority as applicable in the event of death or disability of Recipient). The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient. Any attempt to affect a Transfer of any rights hereunder prior to the date on which the Performance Option becomes vested shall be void ab initio.

5. Exercise. Once vested, the Performance Options can be exercised to purchase stock of the Company subject to this option, in whole or in part, from time to time, during Recipient’s Term of Employment and for a period of six (6) months after the earlier to occur of (i) the termination of Recipient’s Term of Employment (for whatever reason other than Cause) or (ii) the closing of the Change in Control event. Performance Options not exercised within such 6-month period shall immediately terminate. Performance Options existing upon Recipient’s termination for Cause shall terminate immediately upon termination of employment. The purchase price for each share subject to this Performance Option shall be $______, which is the purchase price of each share of stock of the Company on the date immediately prior to the date of this Agreement. To exercise a purchase right, Recipient shall provide written notice to the Company of the number of shares desired to be purchased along with a check for good funds to satisfy the full price, or where permitted by law: (a) by Recipient’s surrender of shares of the Company’s Common Stock that have been held by Recipient for at least six (6) months or so long as the Company does not recognize for financial accounting purposes a charge for compensation expense, that (i) either (A) have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (B) were obtained by Recipient in the open public market; and (ii) are clear of all liens, claims, encumbrances or security interests; or (b) provided that a public market for the Company’s stock exists: (i) through a “same day sale” commitment from Recipient and a Company-designated broker-dealer that is a member of the Financial Industry Regulatory Authority (a “Dealer”) whereby Recipient irrevocably elects to exercise the Option and to sell a portion of the shares so purchased sufficient to pay for the total purchase price for all shares being acquired (including those that are being sold to pay the purchase price) and whereby the Dealer irrevocably commits upon receipt of such shares to forward the total purchase price directly to the Company, or (ii) through a “margin” commitment from Recipient and a Dealer whereby Recipient irrevocably elects to exercise the Option and to pledge the shares so purchased to the Dealer in a margin account as security for a loan from the Dealer in the amount of the total purchase price, and whereby the Dealer irrevocably commits upon receipt of such shares to forward the total purchase price directly to the Company; or (c) by any combination of cash and/or the foregoing. Provided that the exercise notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the shares registered in the name of Recipient and, to the extent share certificates are issued by the Company, shall deliver certificates representing the shares with the appropriate legends affixed thereto.

6. Amendment, Modification and Assignment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by (i) the Recipient and (ii) the Board. No waiver by either party of any breach by the other party hereto of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to by the Board, this Agreement shall not be assigned by the Recipient in whole or in part. The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

7. Recipient’s Representations. The Recipient shall, if required by the Company, concurrently with the execution of this Agreement, deliver to the Company an Investment Representation Statement in the form attached to this Agreement as Exhibit B or in such other form as the Company may request.

8. Miscellaneous.

(a) No Right to Continuous Service. The grant of this Performance Option shall not be construed as giving the Recipient the right to Continuous Service with the Company.

(b) Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or this award under any applicable law, such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect).

(c) No Trust or Fund Created. Neither this Agreement nor the grant made pursuant to this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person.

(d) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida.

(e) Disputes. The Company and the Recipient each irrevocably and unconditionally agree that any disputes between them shall be handled as provided for in the Employment Agreement.

(f) Interpretation. The Recipient accepts this Performance Option subject to all the terms and provisions of this Agreement and the terms and conditions of the Employment Agreement. The undersigned Recipient hereby acknowledges that the Board, in contrast to any officer or executive of the Company, has the authority to make decisions or interpretations under this Agreement and that such decisions or interpretations by the Board shall constitute acts of the Company.

(g) Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

11. Complete Agreement. Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

The parties hereto have executed this Agreement on the date first written above.

FlexShopper, Inc., a Delaware corporation

By:

Name:

Title:

Agreed and Accepted:

RECIPIENT:

By:
Richard House, Jr.

EXHIBIT B

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. Richard House, Jr. (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Sections 6(e) or 6(f) (other than the Accrued Obligations) of the Employment Agreement to which this release is attached as Exhibit B (the “Employment Agreement”), does hereby release and forever discharge FlexShopper, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders, investors or agents in such capacities, and each of their respective directors, officers, members, managers, partners, representatives and agents (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) any rights as a holder of equity securities of the Company, and (vi) any claims or rights against the Released Parties to the extent not arising under or related to the Employment Agreement or Executive’s employment by the Company.

2. Executive represents that there are not pending against the Released Parties any complaints, charges, or lawsuits arising out of his employment, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA or other matter which may not be released hereunder as a matter of law.

3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

Richard House, Jr.
______________, 20___

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